EXHIBIT 99.1

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES CASH DIVIDEND

Midland Park, NJ – December 16, 2009 - The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.09 per share cash dividend.  Common stockholders of record as of January 15, 2010 will be paid the dividend on February 1, 2010.

In announcing the dividend, Chairman William C. Hanse stated, “The cash dividend is our forty-ninth consecutive cash dividend to be paid to our shareholders.”  Paul Van Ostenbridge, President and Chief Executive Officer continued, “We are pleased to recognize shareholders with this dividend. The banking environment continues to be challenging, but Stewardship Financial Corporation is well positioned for what may lie ahead. Our management team remains diligent and is appropriately addressing all challenges encountered.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2 offices), Montville, North Haledon, Ridgewood, Pequannock, Waldwick, Wayne (3 offices), Westwood and Wyckoff, New Jersey.  Atlantic Stewardship Bank, opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations. Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.

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